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         [LETTERHEAD OF KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP]



                                February 14, 2000



Board of Directors
Net Value Holdings, Inc.
Two Penn Center
Suite 605
Philadelphia, PA  19102

         RE:  Registration Statement on Form S-1
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Gentlemen:

         We have acted as counsel to Net Value Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-1 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to (i) the resale of up to 1,069,360 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), which were issued upon conversion of convertible debentures of the Company in the aggregate principal amount of $2,600,000 (the "Debentures"), and (ii) the resale of up to 2,653,200 shares of Common Stock issuable upon conversion of 4,824 shares of the Company's Series B Convertible Preferred Stock (the "Series B Shares") and the exercise of related warrants (the "Warrants").

         In connection with this opinion, we have examined and relied upon the original or copies of (i) the Certificate of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings with respect to the issuance of the Common Stock, the Debentures and the Series B Shares, and
(iii) such other documents as we have deemed necessary as a basis for the opinion hereinafter set forth.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.



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Page 2
Board of Directors
Net Value Holdings, Inc.
February 14, 2000


         This opinion is limited to the laws of the State of Delaware and we express no opinion as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that (i) the shares of Common Stock issued on conversion of the Debentures were validly issued, are fully paid and non-assessable, and (ii) the shares of Common Stock issuable on conversion of the Series B Shares and on exercise of the Warrants, when issued in accordance with the terms of the Series B Shares and the Warrants will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

                          Very truly yours,

                          /s/ Klehr, Harrison, Harvey, Branzburg & Ellers, LLP